Exhibit 10.6
                             Juniper Services, Inc.
                              111 Great Neck Road
                                   Suite 604
                              Great Neck, NY 11021
                                 516 - 829-3090


New Wave
231 Commerce Drive
Franklin, IN 46131

December 30, 2005 Re: Term Sheet to Acquire Certain Assets and Liabilities of New Wave. ("NW")

Dear  Michael:

Thank you for inviting Juniper Services, Inc. (Juniper) and its assigns to work with you on the transition of your assets, contracts and business to Juniper. Juniper agrees to work with "NW" toward this end and to provide a seamless and smooth transition for your customers and your personnel.

It is understood that time is of the essence in this transition and Juniper agrees to work with "NW" to move towards expedited completion of this business transaction and is subject to a definitive Asset Purchase Agreement mutually acceptable to both parties under the same material terms and conditions as this binding Term Sheet.

1. Asset Purchase Agreement

Juniper therefore proposes that it will acquire certain assets and liabilities of "NW" based upon the audited financial statements of "NW" which are acceptable for acquisition under all SEC and other governmental rules and regulations. The audited financial statements of "NW" shall reflect a minimum of total Assets of $1,357,000, and its total liabilities not to exceed $559,000 (all liabilities will be those incurred in the ordinary course of business and will not be past due more than sixty (60) days and will not include any loans to shareholders, employees or related parties: however, leases with respect to equipment for the operation of the Company may be included) with Net Shareholders Equity of $798,000 as of December 31, 2005, which shall consist of:

I. (a) Net Fixed Assets - (trucks, auto, tools, furniture, fixtures, computers, accessories, etc. - estimated at $359,000),
     (b)  Collectible  Net  Accounts Receivable  of $947,000.
     (c)  All cash in bank  accounts,  estimated at $30,000.
Juniper will assume the following  liabilities,  represented  by "NW" as:
II.  (a)  Commercial  line of credit - none
     (b) Credit card  balances - none
III. (a) All contracts, customers, customer lists, databases, know how, and intellectual property of "NW". (To be provided to the auditors as part of the audit)
     (b) Current and future operating expenses for payroll, rent, liability insurance and other required items to continue growing operations.

"NW" has represented that the current estimated revenue shall be $4,200,000, and estimated EBIT (Earnings Before Income Taxes) shall be no less than $442,600 for the twelve months ending December 31, 2005.

2. Consideration
     A. Juniper proposes to acquire assets of "NW", referred to in Paragraph 1 above, for $817,000, consisting of:
         (a)  $25,000 within five (5) days from signing of this agreement
         (b) $100,000 upon receipt of audited financial statement in compliance with Paragraph (1) of this agreement and the definitive Asset Purchase Agreement.
         (c)  $100,000 ninety (90) days from Paragraph (b) above and
         (d) $592,000 in securities at the closing of the definitive Asset Purchase Agreement (share prices to be based on the average of closing after ten (10) days immediately prior to closing of this transaction).

Closing of this transaction will occur simultaneously to the signing of the Asset Purchase Agreement and to receipt of audited financials for the balances of the Company as of December 31, 2005 (based on Paragraph 1 above), 2004 and 2003 and the related statement of operations, stockholders equity and comprehensive income, and cash flow for the years ending December 31, 2004 and 2005. The objective of an audit of the financial statement is to express an opinion on financial statements in accordance with generally accepted accounting principles in the U.S. (GAAP), In addition it will also be subject to successful completion of Juniper's due diligence evaluation and to the then-current state of "NW" revenues, income, assets and liabilities at the time of Closing.

3. Termination Date Juniper proposes to continue to conduct its due diligence, subject to "NW"s full cooperation, from the date of the Term Sheet to signing for the Asset Purchase Agreement. The signing of the Asset Purchase Agreement and Closing will occur simultaneously.

This Term Sheet will terminate at the closing.

Either party may terminate this Term Sheet at such time that it identifies material and irresolvable discrepancies in a) the progress of the audit of "NW's financials, b) material negative changes in the revenues, income, assets, liabilities, accounts, personnel or business of either party.

4. Standstill

(a) "NW" agrees that its officers, directors, employees, agents or representatives of "NW" will not solicit, initiate or participate in discussions or transactions with, or encourage or provide any information to, any person, entity or group (other than Juniper and its designees and agents) concerning acquisition (whether by asset acquisition, stock purchase, Asset Purchase Agreement or otherwise) of "NW" business or assets supporting "NW" business, or any significant portion of the assets of "NW".

(b) During this period, "NW" agrees that it will operate "NW" business in the ordinary course of business and it will not dispose of any assets used in connection with "NW" business other than in the ordinary course of business, or significantly increase the assets used other than in the ordinary course of business.

(c) "NW" also agrees to use its best efforts to retain or replace for the benefit of Juniper all the employees and contractors and subcontractors currently used by "NW" in its business or necessary to "NW" business operations. "NW" will arrange the most economical and effective transition to Juniper for such employees, contractors and subcontractors as required.

5.  Negotiation of a Definitive Asset Purchase Agreement

Juniper and "NW" agree that they will use their best efforts to negotiate a mutually acceptable Asset Purchase Agreement based on the terms and conditions of this Term Sheet to be executed and delivered as reasonably practicable after the date of this Term Sheet. This Asset Purchase Agreement shall contain in addition to the terms set forth herein, normal and customary terms, conditions, covenants, agreements, representations, warranties, indemnities and schedules for a transaction of this kind and substantially consistent with the terms of this Term Sheet, including representations and warranties as to (i) "NW" business, (ii) absence of any material changes in "NW" business, and its financial condition.

6.  Due Diligence

Full cooperation will be given to Juniper and "NW" and their respective representatives and advisors in their due diligence efforts. This includes conducting the formal audit of "NW" financials, making available all records, agreements and any and all documents pertaining to the operation of "NW" business and related operations, assets and personnel as may be reasonably requested by Juniper.

Full cooperation will be given by all parties in structuring the due diligence process in such a manner as will minimize the time, personnel and expense required to complete this process. This agreement to include the requirement that due diligence information and intellectual property acquired during the process is used solely for the purpose of evaluating the contemplated transaction.

7. Closing Conditions

The consummation of the transactions contemplated hereby and covered by the Asset Purchase Agreement shall be subject to customary terms and conditions including, without limitation, the following:


(a) Receipt and acceptance by the Board of Directors of Juniper of the audited financial statements as of December 31, 2005, 2004 and 2003 prepared under GAAP, without qualification, including but not limited to the balance sheet, income statement and statement our source and uses of fund subject to the items as outlined in paragraph 1 above;
(b) The approval of the Asset Purchase Agreement and the transaction contemplated by the Board of Directors and, if necessary, the stockholders of Juniper and "NW" as required by relevant corporate law and the securities laws of the United States;
(c) Satisfactory completion of the due diligence by Juniper, its representatives, advisors, and agents;
(d) Receipt of any requisite approvals by government agencies and authorities and of all consents and approvals of third parties, including, without limitation, "NW" customers, "NW" lessors and employees, contractors and subcontractors, as may be required for the consummation of the transaction and the successful transition of "NW" business to Juniper;
(e) Documentation relating to the transactions contemplated will be satisfactory to the parties hereto;
(f) "NW" business or the assets and business to be acquired will not be subjects of any litigation that would likely have a material adverse effect on "NW" business or the acquisition of "NW"' assets being acquired by Juniper.

8. Public Disclosure

"NW" and Juniper agree that Juniper and "NW" may be required to release or issue reports, statements, announcements, or releases pertaining to this Term Sheet or the implementation thereof. Juniper shall be required to make disclosures or releases as is required by any state or federal regulatory agencies. "NW" will not make any disclosure about this transaction or the Term Sheet without the prior written consent of the other party.

9. Miscellaneous

(a) This Term Sheet is a binding expression of the intention of the parties hereto and shall be considered a legally binding commitment to complete this purchase, unless there are any deficiencies in paragraph 1 & 7. The parties agree that no party shall assert any claim against the other party based on any alleged oral agreement of promise relating to or connected with the transactions contemplated hereby including, without limitation, an alleged agreement or promise to prepare and sign a written agreement or Asset Purchase Agreement and each party (the "Indemnitor") will indemnify the other party (the "Indemnitee") against all costs, including, without limitation, reasonable attorneys fees and expenses, incurred by the indemnitee by reason of the Indemnitor's breach of this agreement.

(b) This Term Sheet shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflict or choice of the national law provisions thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal and state courts located within Nassau County, and courts with appellate jurisdiction therefrom, in connection with any matter based upon or arising out of this Term Sheet or the matters contemplated herein.

(c) All financial information represented, disclosed, incorporated or referred to as part of this Term Sheet, the Asset Purchase Agreement and any other documents or instruments referred to herein and therein, and relating to the transaction contemplated hereby and thereby must be fully compliant with Generally Accepted Accounting Principles and with all regulatory agencies.

(d) Each party hereto shall pay its own expenses incident to this Term Sheet, the Asset Purchase Agreement, financial statements and the other documents and instruments referred to herein and therein and the transaction contemplated hereby and thereby (whether or not such transactions are completed), except as expressly stipulated in paragraph 6.

(e) Juniper will have the right to assign all of its rights hereunder to any successor-in-interest without the consent of "NW".

(f) "NW" has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in an obligation of Juniper to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Term Sheet, or which might reduce the assets received by Juniper as the proceeds of the sale.


Very Truly Yours,
JUNIPER SERVICES, INC.
                                         AGREED AND ACEPTED:
                                         "NW" New Wave.

                                         By:/s/ Vlado P. Hreljanovic

                                         Printed Name: Vlado P. Hreljanovic

                                         Title:  Chairman/CEO


                                         By: /s/  Mike Calderhead

                                         Printed Name: Mike Calderhead

                                         Title:Chief Operating Officer

                                         Date: December 30, 2005

                                         By:/s/ Donald Johnson

                                         Printed Name: Donald Johnson

                                         Title: President

                                         Date: December 30, 2005

                                         By:/s/ William Norris

                                         Print Name: William Norris

                                         Title: Vice President

                                         Date: December 30, 2005